Exhibit 99.2

January 29, 2016

Fellow Shareholders,

As we begin a new year together, I can’t help but think of the rapid passage of time. Everything we know is changing so quickly, the pace of our lives is accelerating and we find ourselves running – not walking – into the future.

So now, amid the evolution that is life in 2016, it seems a good time to stop and think about why some “old” ideas are still best for modern times. Farmers is proud to be a community bank. And, while we have invested in new technologies and financial services, our approach to serving customers and shareholders is consistent with our earliest values. I would like to take this opportunity to share with you some thoughts on why community banking is still so important in the digital age… as well as some exciting updates on our latest merger and some very impressive growth in both loans and fee income during 2015.

Merger Updates

It truly has been a transformative year for Farmers with the announcement and completion of mergers with First National Bank of Orrville and 1st National Community Bank of East Liverpool. We are pleased to announce the completion of a successful initial integration with First National this past October, which included integrating our core operating systems, policies and procedures, product offerings and most importantly, our culture. Adopting best practices from both merging entities allowed Farmers to create a platform for a high performing bank. In addition, our strategic and thoughtful approach to the integration allowed us to retain all key associates that are integral to our high performing management team. Our conversion with 1st National Community Bank is scheduled for February 2016 and we believe we have a model we will duplicate for continued success.

Revenue Growth

We are pleased with our ability to maintain outstanding levels of growth in our loan portfolio throughout 2015, while adhering to our diligent credit principles. In 2015, we achieved 20% organic growth in loans over 2014. Some categories reporting increases included commercial and commercial real estate, residential real estate, agricultural and farmland, and indirect automobile lending. Another highlight has been the emergence of a robust mortgage banking program, which has become a significant component of noninterest income. The growth in the overall portfolio reflects our commitment to community banking values as we meet the financing needs of our customers. We closed 2015 with a strong loan pipeline and we are optimistic for continued growth in 2016.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

In addition, our fee-based businesses continue to thrive and provide valuable revenue to the Company. A solid Trust Company, flourishing retirement services business (National Associates, Inc.) and a robust Investment group contributed to a 20% increase in noninterest income in 2015.

Community Banks are Important

According to the FDIC’s latest Community Bank Performance Report, the number of FDIC-insured community banks totaled 5,812 at the end of third quarter 2015. These institutions are responsible for 44 percent of all small business loans. These loans help fund small businesses, which employ 57% of the country’s private workforce and pay 44% of the United States payroll. Additionally, 60% to 80% of new jobs come from small businesses. Farmers is committed to helping small businesses and made 759 small business loans during 2015, an increase of 243% from 221in 2014.

For over 125 years, Farmers has focused on community banking values and principals, which are very different than our larger regional and national peers. Specifically, community banks like Farmers:

•	Focus attention on the needs of local families and businesses

•	Use local deposits to make loans to the neighborhoods where depositors live and work

•	Have bank officers accessible to customers on site with local decision making on loans

•	Employ associates that are typically deeply involved in local community affairs

•	Consider important attributes such as a person’s character when making loans

•	Understand the needs of small business owners, as community banks are themselves small businesses

•	Engage a board of directors that is made up of local citizens who want to advance the interests of the towns and cities where they live and where the bank does business

These are many of the reasons, Farmers National Bank is proud to be your community bank. As we move from one business quarter to the next, your management team will continue to execute the plan that has yielded so much success to date: reaching high for every strategic opportunity to improve our business while keeping our feet firmly planted in the community bank traditions that make it all possible.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

*Source: www.businessinsider.com

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com